SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                SCHEDULE 14D-9
         SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)

 MCNEIL REAL ESTATE FUND IX, LTD.      MCNEIL REAL ESTATE FUND XX, L.P.
 MCNEIL REAL ESTATE FUND X, LTD.       MCNEIL REAL ESTATE FUND XXIV, L.P.
 MCNEIL REAL ESTATE FUND XI, LTD.      MCNEIL REAL ESTATE FUND XXV, L.P.
 MCNEIL REAL ESTATE FUND XIV, LTD.     MCNEIL REAL ESTATE FUND XXVI, L.P.
 MCNEIL REAL ESTATE FUND XV, LTD.      MCNEIL REAL ESTATE FUND XXVII, L.P.
                          (NAME OF SUBJECT COMPANY)

                             MCNEIL PARTNERS, L.P.
                       (NAME OF PERSON FILING STATEMENT)

                    Units of Limited Partnership Interests
                        (TITLE OF CLASS OF SECURITIES)

                 582568 10 1                     None
                 582568 20 0                     582568 88 7
                 582568 30 9                     582568 87 9
                 582568 88 7                     None
                 582568 50 7                     810481
                 (CUSIP NUMBERS OF CLASSES OF SECURITIES)

                                Donald K. Reed
                             MCNEIL PARTNERS, L.P.
                       13760 Noel Road, Suite 700, LB70
                             Dallas, Texas  75240
                                 (214) 448-5800
          (NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
          RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON(S)
                              FILING STATEMENT)

                                  Copies to:

Patrick J. Foye, Esq.                      Scott Wallace, Esq.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM       HAYNES AND BOONE, L.L.P.
919 Third Avenue                           901 Main Street, Suite  3100
New York, New York  10022                  Dallas, Texas 75202
(212) 735-2274                             (214) 651-5587



          This Amendment No. 2 amends and supplements the following Items of the Solicitation/Recommendation Statements on
Schedule 14D-9 of the Partnerships filed with the Securities and Exchange Commission on October 4, 1996, as amended (the "Schedules 14D-9"). Unless otherwise indicated, all capitalized terms used but not defined in this Amendment No. 2 have the meanings set forth in the Schedules 14D-9.

ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS

          Items 9 is hereby supplemented by adding the following:

(c)(11)        Form of Letter to Unitholders.

(c)(12)        Form of Notice of Withdrawal.


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 8, 1996
                              MCNEIL PARTNERS, L.P.
                              General Partner of each of the Partnerships

                              By:    McNeil Investors, Inc.
                                     General Partner

                              By:    /s/ Donald K. Reed
                                     Donald K. Reed
                                     President


                          EXHIBIT INDEX

   Exhibit                  Description                  Page

 (c)(11)     Form of Letter to Unitholders.                 5

 (c)(12)     Form of Notice of Withdrawal.                  7